Exhibit 99.1

5/28/2013

SERVOTRONICS, INC. (NYSE MKT- SVT)
REPORTS ELECTION OF DIRECTORS AT ANNUAL SHAREHOLDERS MEETING
AND DECLARES CASH DIVIDEND OF $0.16 PER SHARE

Servotronics, Inc. held its Annual Meeting of Shareholders in Buffalo, New York on Friday May 24, 2013. Elected as Company Directors at the meeting were Dr. Nicholas D. Trbovich, Donald W. Hedges, Dr. William H. Duerig, Edward C. Cosgrove and Kenneth D. Trbovich.

Subsequent to the meeting, the Company's Board of Directors declared a $0.16 per share cash dividend.  The dividend will be paid on July 15, 2013 to shareholders of record on June 24, 2013. This dividend does not represent that the Company will pay dividends on a regular or scheduled basis.

The Company is composed of two groups - the Advanced Technology Group (ATG) and the Consumer Products Group (CPG). The ATG primarily designs, develops and manufactures servo control and other components for various commercial and government applications (i.e., aircraft, jet engines, missiles, manufacturing equipment, etc.). The CPG designs and manufactures cutlery, bayonets, machetes and combat, survival, sporting, agricultural, and pocket knives for both commercial and government applications.

SERVOTRONICS, INC. (SVT) IS LISTED ON NYSE MKT